EXHIBIT 2.3




               __________________________________________________


                              ARTICLES OF MERGER OF
                            HOMESMART.COM, INC. INTO
                            SMART TRUCK SYSTEMS, INC.

               __________________________________________________




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                               ARTICLES OF MERGER
                                       OF
                               HOMESMART.COM, INC.
                             A Colorado corporation
                                      INTO
                            SMART TRUCK SYSTEMS, INC.
                      A Nevada corporation as the surviving
                Corporation, pursuant to Section 78.475 et Seq.,
                         Of the Nevada Revised Statutes

Articles of Merger made this 8th day of March by Homesmart.Com, Inc., a Colorado corporation herein after called the "Colorado Company", 18482 Park Villa Place, Villa Park, California 92861 and Smart Truck Systems, Inc. a Nevada corporation, herein after called the "Nevada Company", 22101 Alessandro Boulevard, Moreno Valley, California 92553 the two corporations being herein after sometimes called the Constituent Companies.

WHEREAS, the Board of Directors of each of the Constituent Companies deem it advisable and generally to the welfare of the Constituent Companies that the Colorado Company merge with and into the Nevada Company under and pursuant to the provisions of the Colorado Corporations Code and Section 78.475 of the Nevada Revised Statues and in accordance with Section 368(a)(1)(f) of the Internal Revenue Code of 1986 as amended in order to change the domicile of the Colorado Company to the State of Nevada; and

WHEREAS, the Colorado Company is a corporation duly organized under the laws of the State of Colorado having been incorporated April 14, 1995 and has authorized capital stock consisting of 50,000,000 shares of Common Stock at .001 par value and 5,000,000 shares of preferred stock at .01 par value each share. There are 49,465,040 shares outstanding of Common Stock, and no shares of preferred stock outstanding.

WHEREAS, the Nevada Company is a corporation duly organized under the laws of the State of Nevada having been incorporated June 11 2004, has authorized capital stock consisting of 50,100,000 shares of which, 50,000,000 are voting shares of Common Stock $.001 par value each, of which 8,000,923 shares are issued and outstanding and are held by the Colorado Company, 100,000 are non-voting shares of Preferred Stock with .001 par value, of which no shares are issued or outstanding; and

WHEREAS, the laws of the States of Colorado and Nevada permit such a merger, and the Constituent Companies desire to merge under and pursuant to the provisions of the laws of their respective states; and

WHEREAS, the Colorado Company's shareholders have duly approved a merger of the Colorado Company into the Nevada Company;

NOW THEREFORE, in consideration of the premises and of the mutual agreements and covenants herein contained, and of the mutual benefits hereby provided, it is agreed by and between the parties hereto as follows:


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1.   MERGER: The Colorado Company shall be and hereby is merged into the Nevada
     Company.

2. EFFECTIVE DATE: This Plan of Reorganization and Merger shall become effective immediately upon filing in the office of the Nevada Secretary of State's Office and the Colorado Secretary of State's Office , the time of such effectiveness being herein after called the "Effective Date."

     (a) For all purposes of the laws of the State of Colorado, this Plan of Reorganization and Merger and the merger herein provided for shall become effective and the separate existence of the Colorado Corporation, except insofar as it may be continued by statute, shall cease on the Effective Date.

     (b) For all purposes of the laws of the State of Nevada, this Plan of Reorganization and Merger and the merger herein provided for shall become effective and the separate existences of the Colorado Company except insofar as they may be continued by statute, shall cease on the date; this Plan of Reorganization and Merger shall have been recorded in the office of the Secretary of State of the State of Nevada.

     (c) The corporate identity, existences, purposes, powers, objects, franchises, rights and immunities of the Colorado Company shall be continued in and merged into the Nevada Company, the Surviving Company, and shall be fully vested therewith.

     (d) On the Effective Date the Constituent Companies shall so become a single corporation.

3. SURVIVING CORPORATION: The Nevada Company shall survive the merger herein contemplated and shall continue to be governed by the laws of the State of Nevada and the separate corporation existence of the Colorado Company shall cease forthwith upon the Effective Date, provided however, that the Nevada Company may be served with process in the State of Colorado in any proceeding for the enforcement of the rights of a dissenting shareholder of the Colorado Company against the Nevada Company.

4. ARTICLES OF INCORPORATION: The Articles of Incorporation of the Nevada Company as presently exist shall be the Articles of Incorporation of the Surviving Company at the Effective Date.

5. BYLAWS: The By-Laws of the Nevada Company as presently exist shall be the By-Laws of the Surviving Company on the Effective Date.

6. BOARD OF DIRECTORS AND OFFICERS: The members of the board of directors and officers of the Surviving Company immediately after the Effective Date of the merger shall be those persons who were the members of the board of directors and the officers, respectively, of the Nevada Company immediately prior to the Effective Date of the merger, and such persons shall serve in such offices, respectively, for the terms provided by law or in the By-Laws, or until their respective successors are elected and qualified.



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7.   AUTHORITY TO CONDUCT BUSINESS: The Nevada Company represent that it has not filed an application for authority to do business in Colorado. The
     Surviving Company will conduct no such business in Colorado without filing and having such application approved. The Surviving Company will file its application for authority to conduct business in any States it plans to do business in immediately upon completion of the Merger.

8. CONVERSION OF SHARES: The manner of converting shares of the Colorado Company into shares of the Surviving Company shall be as follows:

     (a) Immediately upon the Effective Date of Merger, each share of stock of the Colorado Company outstanding, of which approximately 45% percent of the issued and outstanding shares of the Colorado Company are in the hands of the public, without any action on the part of the holder thereof shall automatically become and be converted into common stock of the Surviving Company at the rate of 1 share of common stock of the Surviving Company for each one hundred (100) shares of the common stock of the Colorado Company. All fractional shares resulting from the exchange of common stock of the Colorado Company for stock of the Nevada Company shall be round up to a full share. Each outstanding certificate representing shares of the common stock of the Colorado Company shall thereupon be deemed, for all corporate purposes, to evidence the ownership of the number of fully paid, nonassessable shares of common stock of the Nevada Company the "Surviving Company" into which such shares of common stock of the Colorado Company shall be so converted.

     (b) The preferred stock of the Colorado Company without action on the part of the holder thereof shall automatically become and be converted into preferred stock of the Surviving Company at the rate of 1 share of preferred stock of the Surviving Company for each 1 share of the preferred stock of the Colorado Company. There are no shares of preferred stock outstanding.

9. RIGHTS OF SHAREHOLDERS: After the Effective Date of Merger, any holder of a certificate or certificates which theretofore represented shares of the common or preferred stock of the Colorado Company may, but shall not be required to surrender the same to the Transfer Agent of the Surviving Corporation, Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado, 80209 and shall thereupon be entitled to receive in exchange therefore a certificate representing the number of shares of common or preferred stock of the Surviving Corporation in the amount of shares as set forth in section 8. Herein above.

10. AUTHORIZATION: The parties hereto acknowledge and respectively represent that this Merger Agreement is authorized by the laws of the respective jurisdictions of the Constituent Companies and that the matter was approved at a special shareholders meeting of the respective companies at which the shareholders voted as follows:

Name of                  Total Common Shares           Voted         Voted
Corporation                 Entitled To Vote             For       Against      Abstained
-----------                 ----------------             ---       -------      ---------
The Colorado Company              49,495,040      27,181,245        52,050          8,210
The Nevada Company                 8,000,923       8,000,923             0              0



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11.  FURTHER ASSURANCES OF TITLE: As and when requested by the Surviving
     Corporation or by its successors or assigns, the Colorado Company will execute and deliver or cause to be executed and delivered all such deeds and instruments and will take or cause to be taken all such further action as the Surviving Corporation may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation title to and possession of any property of any of the Constituent Companies acquired by the Surviving Corporation by reason or as a result of the merger herein provided for and otherwise to carry out the intent and purposes hereof, and the officers and directors of the Colorado Company and the officers and directors of the Surviving Corporation are fully authorized in the name of the respective Constituent Companies or otherwise to take any and all such action.

12. SERVICE OF PROCESS ON SURVIVING CORPORATION: The Surviving Corporation agrees that it may be served with process in the State of Colorado in any proceeding for enforcement of any obligation of the Colorado Company as well as for the enforcement of any obligation of the Surviving Corporation arising from the merger, including any suit or other proceeding to enforce the right of any shareholder as determined in appraisal proceedings pursuant to the provisions of the Business Corporations Act irrevocably appoints the Secretary of State of Colorado as its agent to accept service of process in any suit or other proceeding. Copies of such process shall be mailed to Surviving Company's Resident Agent: Paracorp, 318 North Carson Street, Carson City, Nevada, until further notice.

13. SHAREHOLDERS RIGHT TO PAYMENT: The Surviving Corporation agrees that subject to provisions of the Colorado Business Corporations Act of the State of Colorado, it will pay to the shareholders of the Colorado Company the amounts, if any, to which such shareholders may be entitled under the provisions of the above statutes of the laws of Colorado as the case may be.

14. ABANDONMENT: This Plan of Reorganization and Merger may be abandoned (a) by either Constituent Corporation, acting by its Board of Directors, at any time prior to its adoption by the shareholders of both Constituent Companies as provided by law, or (b) by the mutual consent of the Constituent Companies, acting each by its Board of Directors, at any time after such adoption by such shareholders and prior to the Effective Date of the merger. In the event of abandonment of the Plan of Reorganization and Merger pursuant to (a) above, notice thereof shall be given by the Board of Directors of the Constituent Company so terminating to the other Constituent Company, and thereupon, or abandonment pursuant to (b) above, this Plan of Reorganization and Merger shall become wholly void and of no effect and there shall be no further liability or obligation hereunder on the part of either of the Constituent Companies or its Board of Directors or Shareholders.




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IN WITNESS WHEREOF, each of the corporate parties hereto pursuant to authority duly granted by its Board of Directors, has caused this Plan of Reorganization and Merger to be executed by its respective officers and its corporate seal affixed thereto.


SMART TRUCK SYSTEMS, INC.                  HOMESMART.COM, INC

By    /s/ Robert L. Cashman                By  /s/ Robert L. Cashman
      ----------------------------            -------------------------------
      Robert L. Cashman, President             Robert L. Cashman, President


By    /s/ John W Vilagi                    By  /s/ Joseph R. Scarpello
      ----------------------------            -------------------------------
      John W Vilagi, Secretary                 Joseph R. Scarpello, Secretary









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